UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 8, 2020
Date of Report (Date of earliest event reported)

ASTA FUNDING, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-35637	22-3388607
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

210 Sylvan Avenue
Englewood Cliffs, NJ 07632

(Address of principal executive offices, zip code)

(201) 567-5648
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common stock, par value $0.01 per share	ASFI	Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

Agreement and Plan of Merger

On April 8, 2020, Asta Funding, Inc., a Delaware corporation (“Asta”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Asta Finance Acquisition Inc., a Delaware corporation (“Parent”), Asta Finance Acquisition Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub” and together with Parent, the “Parent Parties”), pursuant to which Merger Sub shall merge with and into Asta and its consolidated subsidiaries, with Asta surviving the Merger as a wholly-owned subsidiary of Parent (the “Merger”).

The board of directors of Asta (“the Board”), acting upon the unanimous recommendation of a special committee independent of Asta’s Board and formed for the purpose of evaluating the possible sale of Asta (the “Special Committee”), has unanimously approved the proposed Merger. The consummation of the Merger is subject to customary closing conditions, including the approval of the Merger Agreement by a majority of the outstanding shares of the common stock of Asta (the “Common Stock”) entitled to vote thereon, other than the Parent, Gary Stern, Ricky Stern and certain related parties that have executed the Stern Group Commitment Letter, as described below (collectively, the “Stern Group”) and any other officers and directors of Asta and any other person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary. The Merger is expected to close during Asta’s third fiscal quarter of 2020.

Under the terms of the Merger Agreement, if the Merger is completed, holders of shares of Common Stock that are outstanding immediately prior to the time of the consummation of the Merger (the “Effective Time”) shall be entitled to receive $11.47 in cash for each share of the Common Stock held by such stockholders (the “Merger Consideration”), and all such shares shall be automatically canceled and retired and shall cease to exist. Such Merger Consideration shall not apply to each share of the Common Stock that is owned immediately prior to the Effective Time by (i) Asta (whether held in treasury or otherwise) or any direct or indirect wholly-owned subsidiary of Asta or (ii) any of the Parent Parties, including the Rollover Shares (as defined below) (collectively, the “Excluded Shares”). The Excluded Shares shall be automatically canceled and cease to exist as of the Effective Time. The Merger Consideration shall also not apply to holders of Common Stock who successfully exercise and perfect their appraisal rights under the Delaware General Corporation Law (the “DGCL”).

Except as otherwise agreed to in writing prior to the Effective Time of the Merger by Parent and a holder of any Asta stock options with respect to any of such holder’s Asta stock options, each Asta stock option, whether vested or unvested and whether with an exercise price per share that is greater or less than, or equal to, $11.47, that is outstanding immediately prior to the Effective Time, will, as of the Effective Time, become fully vested and be canceled and converted into the right to receive an amount in cash from Asta as the surviving corporation equal to (a) the product of (i) the excess, if any, of $11.47 over the exercise price per share of the Common Stock subject to such Asta stock option multiplied by (ii) the total number of shares of the Common Stock subject to such Asta stock option, without interest, less (b) such amounts as are required to be withheld or deducted under applicable tax provisions.

The Merger Agreement contains customary representations and warranties of Asta and the Parent Parties and customary pre-closing covenants, including covenants requiring Asta (i) to use its commercially reasonable efforts to preserve in all material respects Asta’s business organization and maintain in all material respects existing relations and goodwill, (ii) to conduct its business in the ordinary course, and (iii) to refrain from taking certain actions. The Merger Agreement also includes customary provisions prohibiting any solicitation or negotiations by Asta of other possible acquisition transactions or any adverse change to the Board’s recommendation to approve the Merger.

The Merger Agreement contains customary termination rights and may be terminated by the mutual written consent of both Asta and the Parent prior to the Effective Time of the Merger, whether before or after stockholder approval has been obtained. In addition, the Merger Agreement may be terminated by Asta or Parent if: (i)  the Merger has not been completed by on or before December 31, 2020 (the “Outside Date”); (ii) there is an injunction or similar order prohibiting the consummation of the merger (A) by a governmental entity having jurisdiction over the business of Asta and its subsidiaries (other than a de minimis portion of such business) or (B) that, if not abided by, would potentially result in criminal liability; or (iii) the Merger Agreement has been submitted to the stockholders of Asta for adoption at a duly convened stockholders meeting and the requisite vote shall not have been obtained at such meeting, provided, that Parent shall not have the right to terminate the Merger Agreement if the failure to obtain the requisite vote is due to the failure of the Stern Group to vote the shares of Common Stock beneficially owned or controlled by the Stern Group pursuant to the terms and conditions of the Voting Agreement (as defined below).

Parent may terminate the Merger Agreement if (i) there is a breach, in any material respect, of any representation, warranty, covenant or agreement on the part of Asta which would result in a failure of certain conditions relating to Asta’s representations, warranties, covenants and agreements to be satisfied and which breach is incapable of being cured by the Outside Date, or is not cured within thirty days following delivery of written notice of such breach, so long as the Parent is not then in material breach of their representations, warranties, agreements or covenants contained in the Merger Agreement; (ii) the Board or the Special Committee does not include its recommendation to vote in favor of the proposal to adopt the Merger Agreement in the proxy statement or changes its recommendation; (iii) Asta enters into an alternative acquisition agreement; (iv) the Board or the Special Committee approves or recommends any alternative proposal or publicly proposes to take any of the previous actions; or (v) a tender or exchange offer constituting an alternative proposal has been commenced and Asta has not sent to its stockholders within ten business days a statement disclosing that the Board or the Special Committee recommends rejection of such tender or exchange offer; so long as Parent terminates the Merger Agreement within thirty calendar days of the occurrence listed in (ii) through (v) above.

Asta may terminate the Merger Agreement if (i) there is a breach, in any material respect, of any representation, warranty, covenant or agreement on the part of the Parent which would result in a failure of certain conditions relating to the Parent’s representations, warranties, covenants and agreements to be satisfied and which breach is incapable of being cured by the Outside Date, or is not cured within thirty days following delivery of written notice of such breach, provided that Asta is not then in material breach of its representations, warranties, agreements or covenants contained in the merger agreement; (ii) prior to the approval of the proposal to adopt the Merger Agreement by Asta’s stockholders, in order to enter into a definitive agreement with respect to a superior proposal, provided that substantially concurrently with such termination, Asta must enter into such definitive agreement and pay to Parent the termination fee as described below; or (iii) if all conditions to the Parent Parties’ obligation to consummate the Merger have been satisfied or irrevocably waived in writing by Asta and Asta stands ready, willing and able to close and the Parent Parties fail to consummate the Merger within three business days following the required closing date and Asta stood ready, willing and able to close during such three business days.

Under specified circumstances, Asta will be required to pay Parent a termination fee of $400,000. Parent will be required to pay Asta a termination fee of $500,000 under certain circumstances. Asta will be required to pay Parent (or one or more of its designees) the documented out-of-pocket expenses incurred by the Parent and its respective affiliates in connection with the Merger Agreement and the financing and the transactions contemplated thereby, up to a maximum amount of $250,000, if Asta or Parent has terminated the Merger Agreement because the meeting of the Asta’s stockholders has concluded and the approval of the proposal to adopt the Merger Agreement by the required vote of the stockholders has not been obtained. Any such amount will be credited against any Asta termination fee payable to the Parent.

Gary Stern is chairman, founding president and chief executive officer of Asta. As of his most recent Schedule 13D filed with the SEC on November 22, 2019, he beneficially owns 33.2% of the outstanding shares of Common Stock of the Company. Ricky Stern is senior vice president of Asta. As of his most recent Schedule 13D filed with the SEC on November 22, 2019, he beneficially owns 38.2% of the outstanding Common Stock of Company.

The foregoing summary of the Merger Agreement is qualified in its entirety by reference to the complete text of such document, which is filed as Exhibit 2.1 attached hereto and which is incorporated herein by reference. The Merger Agreement has been attached as an exhibit to provide investors with information regarding its terms. It is not intended to provide any other factual information about Asta. The representations, warranties and covenants contained in the Merger Agreement were made solely for the purposes of the Merger Agreement and for the benefit of the parties to the Merger Agreement and may be subject to limitations agreed upon by the contracting parties. Certain of the representations and warranties have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts. Investors are not third-party beneficiaries under the Merger Agreement. In addition, the representations and warranties contained in the Merger Agreement (i) are qualified by information in a disclosure letter that the parties have exchanged, (ii) were made only as of the dates specified in the Merger Agreement, and (iii) in some cases are subject to qualifications with respect to materiality, knowledge and/or other matters, including standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Asta’s public disclosures. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts or condition of Asta or any of its subsidiaries or affiliates.

Form of Voting Agreement

In connection with entering into the Merger Agreement, the Stern Group has entered into a voting agreement with Asta (the “Voting Agreement”) as a condition and inducement to the willingness of Asta to enter into the Merger Agreement. The foregoing summary of the Voting Agreement is qualified in its entirety by reference to the complete text of such document, a form of which is filed as Exhibit 10.1 attached hereto and which is incorporated herein by reference.

Commitment Letters

In connection with entering into the Merger Agreement, the Stern Group has entered into a rollover commitment letter in favor of the Parent (the “Stern Group Commitment Letter”). Pursuant to the Stern Group Commitment Letter, the Stern Group has committed to transfer, contribute and deliver shares of Common Stock (the “Rollover Shares”) to the Parent in exchange for common stock of the Parent. The foregoing summary of the Stern Group Commitment Letter is qualified in its entirety by reference to the complete text of such document, a form of which is filed as Exhibit 10.2 attached hereto and which is incorporated herein by reference.

In connection with the Merger Agreement, Parent entered into a Commitment Letter with Bank Leumi USA (the “Debt Commitment Letter”). Pursuant to the Debt Commitment Letter, Bank Leumi has committed to provide a loan facility to Parent for purposes of funding the Merger Consideration.

Limited Guarantee

In connection with entering into the Merger Agreement, Gary Stern has executed and delivered a limited guarantee (the “Limited Guarantee”) in favor of Asta as a condition and inducement of Asta to enter into the Merger Agreement. Pursuant to the Limited Guarantee, Gary Stern is guaranteeing certain obligations of the Parent Parties in connection with the Merger Agreement. The foregoing summary of the Limited Guarantee is qualified in its entirety by reference to the complete text of such document, a form of which is filed as Exhibit 10.3 attached hereto and which is incorporated herein by reference.

Additional Information about the Merger and Where to Find It

In connection with the proposed Merger, Asta will file a proxy statement with the Securities and Exchange Commission (the “SEC”). The proxy statement will contain important information about Asta, the Merger and related matters. Asta will mail or otherwise deliver the proxy statement to its stockholders when it becomes available. Investors and stockholders of Asta are urged to read carefully the proxy statement relating to the Merger (including any amendments or supplements thereto) in its entirety when it is available, because it will contain important information about the proposed Merger.

Investors and stockholders of Asta will be able to obtain free copies of the proxy statement for the proposed Merger (when it is available) and other documents filed with the SEC by Asta through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders of Asta will be able to obtain free copies of the proxy statement for the proposed Merger (when it is available) by contacting Asta, Attn: Seth Berman, sberman@astafunding.com.

Participants in the Merger

Asta and certain of its directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be “participants” in the solicitation of proxies from stockholders of Asta with respect to the proposed Merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in the Asta’s proxy statement relating to the proposed Merger when it is filed with the SEC. Information regarding Asta’s directors and executive officers is contained in Asta’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019, which was filed with the SEC on December 20, 2019 and amended on January 27, 2020, and will also be available in the proxy statement that will be filed by Asta with the SEC in connection with the Merger.

Cautionary Statement Regarding Forward-Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995, including, but not limited to, Asta’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are sometimes identified by their use of the terms and phrases such as “estimate,” “project,” “intend,” “forecast,” “anticipate,” “plan,” “planning, “expect,” “believe,” “will,” “will likely,” “should,” “could,” “would,” “may” or the negative of such terms and other comparable terminology. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time, are difficult to predict and are generally beyond the control of Asta. Actual results may differ materially from current projections.

Important factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including but not limited to, the ability of the parties to consummate the proposed Merger; satisfaction of closing conditions to the consummation of the proposed Merger; the impact of the announcement or the closing of the Merger on the Asta’s relationships with its employees, existing customers or potential future customers; and the ability to realize anticipated benefits of the proposed Merger. Further information on the factors and risks that could affect Asta’s respective businesses, financial conditions and results of operations are contained in Asta’s filings with the SEC, which are available at www.sec.gov. Forward-looking statements contained in this Current Report on Form 8-K speak only as of the date hereof. Asta assumes no obligation to update any forward-looking statement contained in this Current Report on Form 8-K.

Item 8.01.	Other Events.

 On April 8, 2020, Asta issued a press release announcing the execution of the Merger Agreement. The press release is attached as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1*	Agreement and Plan of Merger, dated as of April 8, 2020, by and among Asta Finance Acquisition, Inc., Asta Finance Acquisition Sub Inc. and Asta Funding, Inc.
10.1	Form of Voting Agreement between the Stern Group and Asta Funding, Inc. dated April 8, 2020
10.2	The Stern Group Commitment Letter dated April 8, 2020.
10.3	Form of Limited Guarantee dated April 8, 2020.

99.1	Press Release issued by Asta Funding, Inc. dated April 8, 2020.
*

The schedules and exhibits to the Agreement and Plan of Merger have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Asta will furnish copies of any such schedules or exhibits to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ASTA FUNDING, INC.

Date: April 8, 2020	By: /s/ Steven Leidenfrost Steven Leidenfrost Chief Financial Officer